QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF ISOLA GROUP LTD.

Name of Subsidiary	State or other Jurisdiction of Incorporation / Formation
Isola Group S.á.r.l.	Luxembourg
Hattrick Lux No. 3 S.á.r.l.	Luxembourg
Hattrick Lux No. 4 S.á.r.l.	Luxembourg
Hattrick Holdings U.S. Inc.	Delaware
Isola USA Corp.	Delaware
Opal 11. Beteiligungs GmbH	Germany
Isola Asia Pacific (Singapore) Pte Ltd.	Singapore
Isola Werke UK Limited	United Kingdom
Isola Asia Pacific (Hong Kong) Limited	Hong Kong
Isola Asia Pacific (Taiwan) Inc.	Taiwan
Isola GmbH	Germany
Isola Fabrics S.r.l.	Italy
Isola Asia Pacific (Kuching) Ltd.	Malaysia
Isola Asia Pacific (China) Limited	People's Republic of China
Isola Asia Pacific (Huizhou) Co., Ltd.	People's Republic of China
Isola Laminate Systems (Suzhou) Co. Ltd.	People's Republic of China

Note: this list represents direct and indirect subsidiaries of Isola Group Ltd. upon consummation of this offering, pursuant to the corporate reorganization described in the prospectus accompanying the Registration Statement.

QuickLinks

SUBSIDIARIES OF ISOLA GROUP LTD.